Filed Pursuant to Rule 424(b)(5)
File No. 333-227995

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Registration Fee(1)(2)(3)

5.125% Subordinated Notes due 2030	$297,111,000	$38,565.01

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)
Paid herewith.

(3)
This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in BankUnited, Inc.'s Registration Statement on Form S-3ASR (File No. 333-227995) filed with the Securities and Exchange Commission on October 25, 2018.

PROSPECTUS SUPPLEMENT
(To prospectus dated October 25, 2018)

$300,000,000

5.125% Subordinated Notes due 2030

          BankUnited, Inc. ("BankUnited", "we" or "our") is offering $300,000,000 aggregate principal amount of 5.125% subordinated notes due 2030 (the "Notes") pursuant to this prospectus supplement and the accompanying prospectus. The Notes will be offered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on June 11, 2030 (the "Maturity Date").

          The Notes will bear interest at a rate per annum of 5.125%. Interest on the Notes will be payable semi-annually in cash in arrears on June 11 and December 11 of each year, commencing December 11, 2020.

          We may redeem the Notes at our option in whole or in part on or after March 11, 2030 (three months prior to maturity) at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. The Notes will not otherwise be redeemable by us prior to maturity, except under the circumstances described under the caption "Description of the Notes—Optional Redemption and Special Event Redemption." Any redemption of the Notes will be subject to the prior approval of the Federal Reserve (or any successor bank regulatory agency) to the extent such approval is then required under the rules of the Federal Reserve ("Federal Reserve Approval").

          The Notes will be unsecured subordinated obligations of ours, will rank pari passu, or equally, with all of our future unsecured subordinated debt the terms of which provide that such indebtedness ranks equally with the Notes and certain other obligations, and will rank junior to all of our existing and future Company Senior Indebtedness (as such term is defined in and subject to the provisions described under "Description of the Notes—Subordination"). The Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries and will be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness. There will be no sinking fund for the Notes. The Notes will be obligations of BankUnited, Inc. only and will not be obligations of, and will not be guaranteed by, any of its subsidiaries. For a more detailed description of the Notes, see "Description of the Notes."

          Prior to this offering, there has been no public market for the Notes. The Notes will not be listed on any securities exchange or included in any automated quotation system.

          Investing in the Notes involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement and those risk factors in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus concerning factors you should consider before investing in our securities.

          The Notes are not savings accounts, deposits, or obligations of our subsidiaries, including our bank subsidiary, and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the "FDIC") or any other governmental agency or public or private insurer. The Notes are ineligible as collateral for a loan or extension of credit from BankUnited, Inc. or any of its subsidiaries. None of the Securities and Exchange Commission (the "SEC"), the Federal Reserve, the Office of the Comptroller of the Currency, the FDIC, or any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued under this prospectus supplement or the accompanying prospectus or determined the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	99.037%	$297,111,000
Underwriting discount	0.700%	$2,100,000
Proceeds, before expenses, to us(1)	98.337%	$295,011,000

(1)
Plus accrued interest, if any, from the original issue date.

          The underwriters expect to deliver the Notes in book-entry form through the facilities of The Depository Trust Company for the account of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme, on or about June 11, 2020, against payment of immediately available funds.

BofA Securities	J.P. Morgan
Piper Sandler

The date of this prospectus supplement is June 4, 2020.

Prospectus Supplement

Prospectus

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        Unless the context indicates otherwise, the terms "we," "our," "us," "ourselves," "the Company," "the company," and "our company" in this prospectus supplement and the accompanying prospectus refer to BankUnited, Inc., a Delaware corporation, and its consolidated subsidiaries. References to "BankUnited" or "the issuer" refer solely to BankUnited, Inc. References to a particular year refer to our fiscal year commencing on January 1 and ending on December 31 of that year.

        This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, is available to you without charge upon written or oral request to us at the address or telephone number indicated in the section entitled "Incorporation of Certain Information by Reference" in this prospectus supplement.

        This document contains two parts. The first part is this prospectus supplement, which contains specific information about us and the terms on which we are selling the Notes and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus dated October 25, 2018, which contains and incorporates by reference a more general description of the securities we may offer from time to time, some of which does not apply to the Notes we are offering, and important business and financial information about us. If information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

        Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any "free writing prospectus" prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this prospectus supplement provided or approved by us and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Before you invest in the Notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described under "Incorporation of Certain Information by Reference."

        The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice before investing in the Notes.

S-ii

 SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company's current views with respect to, among other things, future events and financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "future" and similar expressions identify forward-looking statements. These forward-looking statements are based on the historical performance of the Company or on the Company's current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations so contemplated will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company's operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, the Company's actual results may vary materially from those indicated in these statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Certain factors that could cause actual results to differ include, among others:

  •
  the impact of conditions in the financial markets and economic conditions generally;

  •
  the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, financial condition and results of operations;

  •
  credit risk, relating to our portfolios of loans, leases and investments overall, as well as loans and leases exposed to specific industry conditions;

  •
  real estate market conditions and other risks related to holding loans secured by real estate or real estate received in satisfaction of loans;

  •
  inability to execute our business strategy;

  •
  geographic concentration of the Company's markets in Florida and the New York metropolitan area;

  •
  natural or man-made disasters;

  •
  risks related to the regulation of our industry;

  •
  inadequate allowance for credit losses;

  •
  interest rate risk;

  •
  liquidity risk;

  •
  loss of executive officers or key personnel;

  •
  competition;

  •
  dependence on information technology and third party service providers and the risk of systems failures, interruptions or breaches of security;

  •
  inadequate or inaccurate forecasting tools and models;

  •
  ineffective risk management or internal controls;

  •
  a variety of operational, compliance and legal risks; and

  •
  the selection and application of accounting methods and related assumptions and estimates.

S-iii

        For a more detailed discussion of these and other factors that may affect our business and that could cause the actual results to differ materially from those anticipated in these forward-looking statements, see Item 1A, "Risk Factors," and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2019, and Item 1A, "Risk Factors," and Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which are incorporated into this prospectus supplement and the accompanying prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated, as well as the risk factors and other cautionary statements included in this prospectus supplement and the accompanying prospectus and any applicable prospectus supplement and pricing supplement. See "Where You Can Find More Information."

        We caution that the foregoing list of factors is not exhaustive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business. All subsequent written and oral forward-looking statements concerning our business attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus supplement, except to the extent required by federal securities laws.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the section titled "Risk Factors" in this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Special Note Concerning Forward-Looking Statements" in this prospectus supplement.

        Unless the context otherwise indicates, all references in this prospectus supplement to the "Company," "we," "us," "our" or "ours" or similar words are to BankUnited, Inc. and its direct and indirect consolidated subsidiaries. References to "BankUnited" or "the issuer" refer solely to BankUnited, Inc.

BankUnited, Inc.

        BankUnited, Inc., with total consolidated assets of $33.6 billion at March 31, 2020, is a bank holding company with one wholly-owned subsidiary, BankUnited, N.A. (the "Bank"). The Bank, a national banking association headquartered in Miami Lakes, Florida, provides a full range of banking services to individual and corporate customers through 74 banking centers located in 14 Florida counties and 5 banking centers in the New York metropolitan area as of March 31, 2020. The Bank also provides certain commercial lending and deposit products through national platforms. The Company has built, primarily through organic growth, a premier commercially focused regional bank with a long-term value oriented business model serving primarily small and medium sized businesses. We endeavor to provide, through our experienced lending and relationship banking teams, personalized customer service and offer a full range of traditional banking products and services to both our commercial and consumer customers.

        Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus supplement. See "Where You Can Find More Information."

 THE OFFERING

        The following summary highlights selected information from this prospectus supplement and the accompanying prospectus about the Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Notes. You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference or deemed to be incorporated by reference herein and therein, before making a decision about whether to invest in the Notes. For a more complete understanding of the Notes, you should read the section entitled "Description of the Notes" in this prospectus supplement and the section entitled "Description of Debt Securities" in the accompanying prospectus. For purposes of this section, references to "BankUnited," "we," "us," and "our" include only BankUnited, Inc. and not any of its subsidiaries.

Issuer	BankUnited, Inc., a Delaware corporation
Notes Offered	5.125% Subordinated Notes due 2030
Aggregate Principal Amount	$300,000,000 of the Notes
Issue Price	99.037% for the Notes
Maturity Date	The Notes will mature on June 11, 2030 (the "Maturity Date")
Interest
Interest on the Notes will accrue from and including June 11, 2020 to, but excluding, the Maturity Date at a rate of 5.125% per annum. Interest on the Notes will be payable semi-annually in cash in arrears on June 11 and December 11 of each year, commencing December 11, 2020.
Indenture
The Notes offered by this prospectus supplement will be issued by us under an indenture between the Company and U.S. Bank National Association, as trustee (the "Trustee"), to be dated as of the issue date (the "Base Indenture"), as supplemented by a first supplemental indenture between the Company and the Trustee, to be dated as of the issue date (the "First Supplemental Indenture"). We refer to the Base Indenture, as supplemented by the First Supplemental Indenture, as the "Indenture."
No Guarantee
The Notes will not be guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under "Ranking; Subordination."
Ranking; Subordination	The Notes will be our unsecured, subordinated obligations and:
• will rank junior in right of payment to our existing and future Company Senior Indebtedness, as defined under "Description of the Notes—Ranking; Subordination";
• will rank equal in right of payment with any of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes and certain other obligations;

• will rank senior in right of payment to any of our future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to the Notes; and

•

will be structurally subordinated to all of the existing and future indebtedness, deposits and other liabilities of our current and future subsidiaries, including without limitation, BankUnited, N.A.

As of March 31, 2020, on a consolidated basis, our liabilities totaled approximately $31.1 billion, which includes approximately $25.0 billion of deposit liabilities, $5.1 billion of Federal Home Loan Bank advances and $395.3 million of 4.875% senior notes due 2025 (which have a face amount of $400 million). All of these liabilities are contractually or structurally senior to the Notes. The Indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

The Notes are not savings accounts, deposits, or other obligations of our subsidiaries, including BankUnited, N.A., and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer.
Form and Denomination
The Notes will be issued in global book-entry form only through the facilities of The Depository Trust Company (with its successors, "DTC") in minimum denominations of$2,000 and integral multiples of$1,000 in excess thereof.
Optional Redemption
We may redeem the Notes at our option in whole or in part on or after March 11, 2030 (three months prior to maturity), subject to obtaining Federal Reserve Approval, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption.
Special Event Redemption
We may redeem the Notes at any time prior to their maturity, subject to obtaining Federal Reserve Approval, upon the occurrence of a "Tax Event," a "Tier 2 Capital Event" or a "1940 Act Event". For more information, see "Description of the Notes—Optional Redemption and Special Event Redemption."
Sinking Fund	There is no sinking fund for the Notes.

Future Issuances	The Notes will initially be limited to an aggregate principal amount of $300,000,000. From time to time after this offering, we may issue additional Notes in an unlimited aggregate principal amount, having identical terms and conditions as the Notes being issued in this offering, except for issue date, and, in certain cases, the issue price and the first interest payment date, either of which may differ from the respective terms of the previously issued Notes (the "Additional Notes"). The Notes offered by this prospectus supplement and any such Additional Notes that we subsequently issue would be treated as a single series for all purposes, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that, if any such Additional Notes subsequently issued are not fungible for U.S. federal income tax purposes with any Notes previously issued, such Additional Notes shall trade separately from such previously issued Notes under a separate CUSIP number, but shall otherwise be treated as a single series with all other Notes.
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $293,869,435, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes. See "Use of Proceeds."
Listing
The Notes will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no market for the Notes, and there is no assurance that any public market for the Notes will develop or be sustained following this offering.
Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax considerations of purchasing, owning, and disposing of the Notes, see "Material U.S. Federal Income Tax Considerations."
ERISA Considerations	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, see "Certain ERISA Considerations."
Governing Law	The Notes and the Indenture will be governed by the laws of the State of New York.
Trustee	U.S. Bank National Association
Risk Factors
Investing in the Notes involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in the Notes set forth under "Risk Factors" beginning on page S-6 of this prospectus supplement, as well as the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors that you should carefully consider before deciding whether to invest in the Notes.

RISK FACTORS

        An investment in our securities is subject to risks inherent to our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with the risk factors and other information included in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in other documents that we subsequently filed with the SEC, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties of which management is not aware or that management currently deems immaterial may also impair our business operations. See also the discussion under the heading "Special Note Concerning Forward-Looking Statements." This prospectus supplement and the accompanying prospectus are qualified in their entirety by these risk factors. If any of these risks actually occurs, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our securities could decline significantly, and you could lose all or part of your investment.

The Notes will be unsecured and subordinated to any existing or future senior indebtedness.

        The Notes will be subordinated obligations of BankUnited. Accordingly, they will rank junior in right of payment to any existing and all future Company Senior Indebtedness of BankUnited as described under "Description of the Notes—Subordination." Company Senior Indebtedness to which the Notes will be subordinated in right of payment includes all indebtedness of BankUnited for borrowed money, except indebtedness that is expressly subordinated to or ranked pari passu with the Notes, among other exceptions. The Notes will rank equally in right of payment with all other subordinated indebtedness of BankUnited issued in the future under the Indenture (unless any applicable supplements to the Indenture provide otherwise). In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities, and other obligations, including deposits, of BankUnited's subsidiaries, including the Bank. If BankUnited defaults on payments of Company Senior Indebtedness, or if any other event of default with respect to Company Senior Indebtedness has occurred and is continuing permitting the holders thereof to accelerate the maturity of such Company Senior Indebtedness, and in each case, such default or event of default is subject of a judicial proceeding or BankUnited or the trustee under the Indenture has received notice of such default or event of default, BankUnited will not be able to make payments on the Notes unless BankUnited cures the default or event of default. If the issuer liquidates, goes bankrupt or dissolves, the issuer would be able to pay under the Notes only after it has paid in full all of our liabilities that are senior to the Notes. As of March 31, 2020, on a consolidated basis, our total assets totaled approximately $33.6 billion, and our liabilities totaled approximately $31.1 billion, which includes approximately $25.0 billion of deposit liabilities, $5.1 billion of Federal Home Loan Bank advances and $395.3 million of 4.875% senior notes due 2025 (which have a face amount of $400 million). All of these liabilities are contractually or structurally senior to the Notes.

        In addition, the Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to all of BankUnited's secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture governing the Notes does not limit the amount of Company Senior Indebtedness, other financial obligations or other secured obligations that we or our subsidiaries may incur.

        As a result of the subordination provisions described above, holders of the Notes may not be fully repaid in the event of our bankruptcy, liquidation, or reorganization.

The Notes will not be insured or guaranteed by the FDIC, any other governmental agency, or any of our subsidiaries or any public or private insurer. The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries generally will be paid from those subsidiaries' assets before holders of the Notes would have any claims to those assets.

        The Notes are not savings accounts, deposits, or other obligations of our subsidiaries, including the Bank, and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The Notes are obligations of BankUnited, Inc. only and are neither obligations of, nor guaranteed by, any of our subsidiaries. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries' assets before holders of the Notes would have any claims to those assets. Even if BankUnited becomes a creditor of any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and its rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to BankUnited, and any payments to BankUnited would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries' ability to pay dividends or make distributions, loans or advances to BankUnited. For these reasons, BankUnited may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the Notes.

The Indenture governing the Notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends, or repurchase our capital stock.

        Neither BankUnited nor any of its subsidiaries is restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the Indenture governing the terms of the Notes. If we incur additional indebtedness or liabilities, the issuer's ability to pay its obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted under the Indenture governing the Notes from granting or incurring a lien on any of our assets, selling or otherwise disposing of any of our assets, paying dividends, or issuing or repurchasing our securities including our regular quarterly dividend and share repurchases pursuant to our previously announced share repurchase program (which is currently suspended).

        In addition, there are no financial covenants in the Indenture governing the Notes. Except as expressly provided in the Indenture, you are not protected under the Indenture governing the Notes in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger, or similar transaction that may adversely affect you. See "Description of the Notes—Consolidation, Merger and Sale of Assets."

Payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries.

        BankUnited is a bank holding company, and it conducts substantially all of its operations through the Bank and its subsidiaries. It depends on dividends, distributions, and other payments from its subsidiaries to meet its obligations, including to fund payments on the Notes, and to provide funds for payment of dividends to its shareholders, to the extent declared by its Board of Directors. There are various legal limitations applicable to the payment of dividends by the Bank to BankUnited. The payment of dividends by the Bank may be limited by certain factors, such as requirements to maintain capital above regulatory guidelines. Bank regulatory agencies have the authority to prohibit the Bank from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of the Bank, could be deemed to constitute such an unsafe or unsound practice. Under the Federal Deposit Insurance Act ("FDIA"), insured depository institutions, such as the Bank, are prohibited from making capital distributions, including the payment of dividends, if, after making such distributions, the institution would become "undercapitalized" (as such term is used in the statute). Additionally, under Basel III capital requirements, banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. See the information under "Regulation and Supervision" in Item 1, "Business," in our annual report on Form 10-K for the year ended December 31, 2019. For these reasons, we may not have access to any assets or cash flow of our subsidiaries to make principal or interest payments on the Notes.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

        Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on the future performance of our operating subsidiaries. Prevailing economic conditions (including interest rates), regulatory constraints, including, without limitation, limiting distributions to BankUnited from the Bank and required capital levels with respect to the Bank and financial, business, and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Our subsidiaries may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

Regulatory guidelines may restrict the issuer's ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether it is the subject of an insolvency proceeding.

        As a bank holding company, BankUnited's ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve. We intend to treat the Notes as "Tier 2 capital" under these rules and guidelines. Pursuant to federal law and the Federal Reserve regulations, as a bank holding company, BankUnited is required to act as a source of financial and managerial strength to the Bank and commit resources to its support, including, without limitation, the guarantee of its capital plans if it is undercapitalized. Such support may be required at times when BankUnited may not otherwise be inclined or able to provide it. As a result of the foregoing, BankUnited may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.

        If BankUnited were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, then the bankruptcy trustee would be deemed to have assumed and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

        Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving BankUnited. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of BankUnited's other obligations under the Notes or the Indenture governing the Notes. Our regulators can, in the event BankUnited or the Bank become subject to an enforcement action, prohibit the Bank from paying dividends to BankUnited, and prevent our payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See "Description of the Notes—Events of Default."

An active trading market for the Notes may not develop.

        The Notes constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Notes will develop or be sustained, the ability of holders of the Notes to sell their Notes, or the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a secondary market in the Notes. However, the underwriters are not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the Notes and the market price of the Notes.

        Many factors could affect the trading market for, and the trading value of, the Notes. These factors include: the method of calculating the principal, premium, if any, interest, or other amounts payable, if any, on the Notes; the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of subordinated notes with terms identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; changes in U.S. interest rates; whether the ratings on the Notes or us provided by any rating agency have changed; our financial condition, financial performance, and future prospects; the level, direction, and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes.

Because the Notes may be redeemed at the issuer's option under certain circumstances prior to their maturity, if the issuer elects to redeem all or any portion of the Notes, you may be subject to reinvestment risk.

        Subject to Federal Reserve Approval, on or after March 11, 2030 (three months prior to maturity), BankUnited may, at its option, redeem the Notes in whole or in part. In addition, the issuer may also redeem the Notes prior to maturity, at our option, in whole but not in part upon the occurrence of (i) a "Tax Event," (ii) a "Tier 2 Capital Event," or (iii) a "1940 Act Event", in each case, at a redemption price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the redemption date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. Under current regulatory capital guidelines, the aggregate principal amount of the Notes that will count as Tier 2 capital will be reduced by 20% in each of the last five years prior to the maturity date of the Notes. As a result, BankUnited may be more likely to redeem the Notes prior to their maturity date. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See "Description of the Notes—Redemption."

        The issuer may elect to redeem the Notes on or after the date on which they become redeemable at its option; however, investors should not expect the issuer to make such election on such date when the Notes are first redeemable. Under current applicable law, unless the Federal Reserve authorizes BankUnited in writing to do otherwise, BankUnited may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that, following redemption, BankUnited will continue to hold capital commensurate with its risk profile and then-current regulatory standards.

Our published credit ratings may not reflect all risks of an investment in the Notes, and changes in our published credit ratings may adversely affect your investment in the Notes.

        The published credit ratings of BankUnited or our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold, or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The published credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes. In addition, any real or anticipated changes in our published credit ratings will generally affect the trading market for, or the trading value of, the Notes.

        Rating agencies continuously evaluate BankUnited and our subsidiaries, and their ratings of our long-term and short-term debt are based on a number of factors, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. In light of these reviews and the continued focus on the financial services industry generally, we may not be able to maintain our current credit ratings. Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers. A reduction in our credit ratings could also increase our borrowing costs and limit access to the capital markets.

        Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties. Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions. Accordingly, ratings downgrades for other financial institutions could affect the market price of our stock and could limit our access to or increase our cost of capital.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $293,869,435, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes.

 CAPITALIZATION

        The following table shows our capitalization and indebtedness at March 31, 2020:

  (i)
  on a consolidated basis; and

  (ii)
  on a consolidated basis as adjusted to give effect to the issuance and sale of the Notes in this offering and the use of proceeds therefrom (after deducting the underwriting discount and estimated offering expenses).

        This table should be read in conjunction with the risk factors and our consolidated financial statements and related notes for the three months ended March 31, 2020 included and incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Incorporation of Certain Information by Reference."

	As of March 31, 2020
(Dollars in thousands, except share data)	Actual	As Adjusted for this Offering
Cash and cash equivalents	$766,698	1,060,567
Liabilities:
Deposits	25,000,771	25,000,771
FHLB advances	5,144,409	5,144,409
Senior notes(1)	395,270	395,270
Notes offered hereby	—	293,869
Other liabilities	539,092	539,092
Total liabilities	31,079,542	31,373,411
Stockholders' equity:
Common Stock:
Common stock, $0.01 par value (400,000,000 shares authorized; 92,406,294 shares issued and outstanding at March 31, 2020)	924	924
Additional paid-in capital	987,757	987,757
Accumulated other comprehensive loss	(323,592)	(323,592)
Retained earnings	1,851,040	1,851,040
Total stockholders' equity	2,516,129	2,516,129

Total liabilities and stockholders' equity	$33,595,671	33,889,540
Capital Ratios:
Tier 1 leverage	8.53%	8.53%
CET1 risk-based capital	11.76%	11.76%
Tier 1 risk-based capital	11.76%	11.76%
Total risk-based capital	12.60%	13.86%

(1)
The Senior Notes have a face amount of $400 million and a fixed coupon rate of 4.875% and mature on November 17, 2025.

DESCRIPTION OF THE NOTES

        We will issue the Notes under a Subordinated Debt Indenture between BankUnited, Inc., as the issuer, and U.S. Bank National Association, as trustee (the "Trustee"), to be dated as of the issue date (the "Base Indenture"), as supplemented by a First Supplemental Indenture between BankUnited, Inc. and the Trustee, to be dated as of the issue date (the "First Supplemental Indenture"). We refer to the Base Indenture, as supplemented by the First Supplemental Indenture, as the "Indenture." You may request a copy of the Indenture from us as described under "Where You Can Find More Information" and "Incorporation of Certain Information by Reference." We have summarized the material terms of the Indenture and the Notes below, but the summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture and the Notes. The following description of the terms of the Indenture and the Notes supplements and, to the extent inconsistent therewith, replaces and supersedes the description of the general terms and provisions of the subordinated debt securities in the accompanying prospectus.

        You should read the Indenture and the Notes because they, and not this description, define your rights as holders of the Notes. For purposes of this section, references to "we," "us," and "our" include only BankUnited, Inc. and not any of its subsidiaries.

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the words "BankUnited," "we," "our" and "Company" refer only to BankUnited, Inc. and not to any of its subsidiaries.

        BankUnited will issue the Notes offered by this prospectus supplement pursuant to an indenture, dated as of the Issue Date (the "Base Indenture"), between BankUnited and U.S. Bank National Association, a national banking association, as trustee (the "Trustee"), as supplemented by a supplemental indenture, dated as of the Issue Date (the "Supplemental Indenture" and, together with the Base Indenture, the "Subordinated Indenture"). The following description supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

        The Subordinated Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder or under other indentures, and the Base Indenture does not limit the aggregate principal amount of debt securities that may be issued generally thereunder.

        The following description is a summary of the material provisions of the Subordinated Indenture and the Notes. It does not restate those agreements in their entirety. We urge you to read the Subordinated Indenture and the Notes because they, and not this description, define your rights as holders of the Notes. Copies of the Subordinated Indenture and the Notes are available as set forth in this prospectus supplement under the caption "Where You Can Find More Information." Certain defined terms used in this description, but not defined below under the caption "—Certain Definitions," have the meanings assigned to them in the Subordinated Indenture and the Notes.

        The notes will be issued in fully registered, global book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on any securities exchange.

        The registered holder of a Note will be treated as the owner of such Note for all purposes. Only registered holders of Notes will have rights under the Subordinated Indenture.

        Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company ("DTC") and its participants.

Brief Description of the Notes

        The Notes will be unsecured and will not be guaranteed by any of our subsidiaries or any third party. The Notes will be:

  •
  expressly subordinated, in right of payment and upon liquidation, to the prior payment in full of all of the Company Senior Indebtedness, including our senior unsecured notes and any other senior debt securities we issue under our senior indenture (as defined in the accompanying prospectus);

  •
  structurally subordinated to all existing and future indebtedness and other liabilities of BankUnited's Subsidiaries;

  •
  effectively subordinated to all secured obligations of the Company, to the extent of the value of the assets securing such obligations;

  •
  equal in right of payment with any future unsecured subordinated obligations of BankUnited that are not expressly subordinated to the Notes, including any other subordinated unsecured notes issued under the Base Indenture; and

  •
  senior in right of payment to any future indebtedness of BankUnited that is expressly subordinated to the Notes.

        As of March 31, 2020, on a consolidated basis BankUnited's liabilities totaled approximately $31.1 billion, which includes approximately $25.0 billion of deposit liabilities, $5.1 billion of Federal Home Loan Bank advances and $395.3 million of 4.875% senior notes due 2025 (which have a face amount of $400.0 million). See "Capitalization."

Absence of FDIC Insurance and Guarantees

        The Notes are not savings accounts or deposits with BankUnited or any Subsidiary of BankUnited, nor are they obligations of, or guaranteed by, any of our Subsidiaries (including BankUnited, N.A.), nor are they insured or guaranteed by the FDIC, by the United States or any agency or fund of the United States or by any other governmental agency or instrumentality.

Principal, Maturity and Interest

        In this offering, BankUnited will issue $300,000,000 aggregate principal amount of the Notes.

        From time to time after this offering, BankUnited may issue additional Notes in an unlimited aggregate principal amount under the Subordinated Indenture, having identical terms and conditions as the Notes being issued in this offering, except for issue date, and, in certain cases, the issue price and the first interest payment date, either of which may differ from the respective terms of the previously issued Notes (the "Additional Notes"). The Notes offered by this prospectus supplement and any such Additional Notes that BankUnited subsequently issues under the Subordinated Indenture would be treated as a single series for all purposes under the Subordinated Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that, if any such Additional Notes subsequently issued are not fungible for U.S. federal income tax purposes with any Notes previously issued, such Additional Notes shall trade separately from such previously issued Notes under a separate CUSIP number, but shall otherwise be treated as a single series with all other Notes issued under the Subordinated Indenture.

        BankUnited will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on June 11, 2030.

        Interest on the Notes will accrue from and including the Issue Date to, but excluding the maturity date at a rate of 5.125% per annum.

        Interest on the Notes will be payable semi-annually in arrears on June 11 and December 11, commencing on December 11, 2020. BankUnited will make each interest payment to the holders of record on the immediately preceding May 28 and November 27.

        Interest on the Notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid.

        Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. BankUnited will deposit the funds with the paying agent in connection with any principal, interest or redemption payment on the applicable payment date.

        If an interest payment date, redemption date (as defined below) or the maturity date falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on the notes or such payment will accrue for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

        When we refer to a "business day" with respect to the Notes, we mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York or the place of payment with respect to the notes are authorized or required by law or executive order to close.

Methods of Receiving Payments on the Notes

        If a holder of Notes has given wire transfer instructions to BankUnited, BankUnited will pay all principal, interest, and premium, if any, on that holder's Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless BankUnited elects to make interest payments by check mailed to the holders of the Notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        U.S. Bank National Association will initially act as paying agent and registrar. BankUnited may change the paying agent or registrar without prior notice to the holders of the Notes, and BankUnited or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the provisions of the Subordinated Indenture. BankUnited, the registrar and the Trustee may require a holder, among other things, to furnish transfer documents satisfactory to BankUnited, the registrar and the Trustee in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. BankUnited will not be required to transfer or exchange any Note selected for redemption. Also, BankUnited will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption and Special Event Redemption

        The Notes are not subject to redemption or prepayment at the option of the holders. We may redeem the Notes at our option in whole or in part at any time during the three month period prior to the maturity date at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to obtaining the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") (or any successor bank regulatory agency) to the extent such approval is then required under the rules of the Federal Reserve ("Federal Reserve Approval"). The selection of Notes to be redeemed in any partial redemption will be made by lot or in accordance with DTC's applicable procedures. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state it is a partial redemption and the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

        In addition, we may, at our option, redeem the Notes at any time, in whole but not in part, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption, subject to Federal Reserve Approval, upon the occurrence of:

  •
  a "Tier 2 Capital Event," defined in the Subordinated Indenture to mean our good-faith determination that, as a result of: (a) any amendment to, or change in, the laws, rules, or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies, or guidelines with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that we will not be entitled to treat the Notes then outstanding as "Tier 2 Capital" (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or any successor appropriate federal banking agency) as then in effect and applicable to us, for so long as any Notes are outstanding;

  •
  a "Tax Event," defined in the Subordinated Indenture to mean our good-faith determination that, as a result of: (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement (any of the foregoing, an "administrative or judicial action"); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which amendment or change becomes effective or which administrative or judicial action is taken, announced or issued on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by us on the Notes is not, or, within 90 days of the date of such determination, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

  •
  a "1940 Act Event," defined in the Subordinated Indenture to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

        Other than specifically outlined above, the Notes may not otherwise be redeemed prior to the applicable maturity date. Any redemption of the Notes will be subject to notice as described below under "—Notice."

        Any redemption or repurchase of the Notes prior to maturity will be subject to Federal Reserve Approval. In addition, under current applicable law, prior to exercising our option to redeem the Notes, or immediately thereafter, the Company will be required to either replace the redeemed Notes with an equivalent amount of a financial instrument that meets the Federal Reserve's regulatory capital criteria, or demonstrate to the satisfaction of the Federal Reserve that following redemption, the Company would continue to hold an amount of capital that is commensurate with its risk.

        Unless BankUnited defaults in the payment of the redemption price, interest will cease to accrue on the Notes on the applicable redemption date.

Notice

        Notice of redemption will be delivered to each holder of Notes to be redeemed at its registered address at least 10 but not more than 60 days before the applicable redemption date, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Subordinated Indenture.

        Once called for redemption, the Notes will become due on the date fixed for redemption.

Events of Default

        Under the Subordinated Indenture, the following are defined as "Events of Default" with respect to the Notes:

  (1)
  default is made in the payment of any installment of interest on any Note when such interest shall have become due and payable and such default continues for a period of 30 days;

  (2)
  default is made in the payment of the principal of or any premium on any Note at its maturity or upon any redemption or by declaration or otherwise;

  (3)
  default is made in the performance of any covenant of the Company that applies to the Notes in the Subordinated Indenture or any Note, and continuance of such default for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of outstanding Notes a written notice specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Subordinated Indenture (each of the Events of Default described in clauses (1), (2) and (3), a "Payment or Covenant Event of Default");

  (4)
  a court of competent jurisdiction enters an order or decree under any applicable Bankruptcy Law that:

  (a)
  is for relief against the Company in an involuntary case; or

  (b)
  appoints a Bankruptcy Custodian of the Company or for all or substantially all of the property of the Company; or

  (c)
  orders the liquidation of the Company,

  (5)
  and, in each case, the order or decree remains unstayed and in effect for 90 consecutive days; or

  (6)
  the commencement by the Company of a voluntary proceeding under any applicable Bankruptcy Law or the consent by the Company to the entry of a decree or order for relief in an involuntary proceeding under any applicable Bankruptcy Law, or the consent by the Company to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of the Company or of all or substantially all of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission in writing by the Company of its inability to pay its debts generally as they become due.

        In the case of an Event of Default that is not a Payment or Covenant Event of Default, all outstanding Notes will become due and payable immediately without further action or notice.

        In the case of an Event of Default that is a Payment or Covenant Event of Default, neither the Trustee nor the holders of Notes may act to accelerate the maturity of the Notes. In such case, the Trustee may proceed to enforce any covenant and other rights of the holders of the Notes. Furthermore, if the Payment or Covenant Event of Default relates to our failure to make any payment of interest due and payable, and such Event of Default continues for 30 days or such Payment or Covenant Event of Default is made in the payment of the principal or any premium at its maturity, then the Trustee may demand payment of the amounts then due and payable and may proceed to prosecute any failure on our part to make such payments.

        For the avoidance of doubt, there is no right of acceleration in the case of a default in the payment of principal of, premium (if any), or interest on our Notes or in our nonperformance of any other covenant under the Notes or the Subordinated Indenture.

        Subject to the provisions of the Subordinated Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Subordinated Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of Notes may pursue any remedy with respect to the Subordinated Indenture or the Notes unless:

  •
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  •
  holders of at least 25% in aggregate principal amount of the then-outstanding Notes have requested the Trustee to pursue the remedy;

  •
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  •
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  •
  holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Subordinated Indenture except a continuing Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

        BankUnited is required to deliver to the Trustee annually a statement regarding compliance with the Subordinated Indenture. Within 30 days after becoming aware of any Event of Default, BankUnited is required to deliver to the Trustee a statement specifying such Event of Default.

Subordination

        The payment of the principal of, premium (if any), and interest on the Notes will be expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture and any amendments or supplements that we may enter into with the Trustee, in right of payment and upon liquidation to the prior payment in full of all of our Company Senior Indebtedness, including our senior unsecured notes.

        Because of the subordination provisions, if we become insolvent, holders of Company Senior Indebtedness may receive more, ratably, than holders of Notes. This type of subordination will not prevent an Event of Default from occurring under the Subordinated Indenture in connection with the Notes.

        The Subordinated Indenture will provide that, unless all principal of and any premium or interest on all Company Senior Indebtedness has been paid in full, no payment or other distribution may be made in respect of any Notes in the following circumstances:

  •
  in the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, or other similar case or proceeding pursuant to any Bankruptcy Law, or any proceeding in connection therewith, relative to the Company or to its assets, (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company; or

  •
  (i) either (a) in the event and during the continuation of any default in the payment of principal of, or premium (if any) or interest on any Company Senior Indebtedness beyond any applicable grace period or (b) in the event that any event of default with respect to any Company Senior Indebtedness has occurred and is continuing, permitting the direct holders of that Company Senior Indebtedness (or a trustee or other authorized party on their behalf) to accelerate the maturity of that Company Senior Indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of either (i)(a) or (i)(b), the default or event of default described therein has been cured or waived or ceased to exist and any related acceleration has been rescinded), and (ii) either (a) any default or event of default described in clause (i)(a) or (i)(b) is the subject of a judicial proceeding or (b) we or the Trustee under the Subordinated Indenture receives notice of such default or event of default from a Person specified in the Subordinated Indenture.

        In such events, all holders of Company Senior Indebtedness will be entitled to receive payment in full of all amounts due before holders of Notes will be entitled to receive any payment of principal, interest, or other amounts due on their Notes. We will make the payments to the holders of Company Senior Indebtedness according to priorities existing among those holders until we have paid all Company Senior Indebtedness, including accrued interest, in full.

        The term "Company Senior Indebtedness" means the principal of, premium, if any, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company) on and any other payment due pursuant to any of the following, whether incurred on or prior to the date hereof or hereafter incurred:

  •
  all obligations of the Company (other than obligations pursuant to any other Notes issued under the Subordinated Indenture) for money borrowed;

  •
  all obligations of the Company evidenced by securities, notes, debentures, bonds or other similar instruments (other than any Notes issued under the Subordinated Indenture), including obligations incurred in connection with the acquisition of property, assets or businesses;

  •
  all capital lease obligations of the Company;

  •
  all obligations arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, banker's acceptance, security purchase facilities and similar credit transactions;

  •
  all obligations to general creditors of the Company;

  •
  all obligations of the Company issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the

    Company or any of its Subsidiaries has agreed to be treated as owner of the subject property for U.S. federal income tax purposes;

  •
  all obligations associated with derivative products including, but not limited to, securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments; and

  •
  all obligations of the type referred to in the bullets above of another Person the payment of which, in either case, the Company has assumed or guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise;

provided that "Company Senior Indebtedness" shall not include (i) any Capital Stock of the Company, (ii) any obligations to trade creditors created or assumed by the Company in the ordinary course of business, (iii) any obligation of the Company to any Subsidiary of the Company or to any Person with respect to which the Company is a Subsidiary, and (iv) any indebtedness that (a) expressly states that it is junior to or ranks equally in right of payment with the Notes, (b) is identified as junior to, or equal in right of payment with, the Notes in any board resolution establishing such indebtedness (or otherwise approving the assumption or issuance of such Indebtedness by the Company) or in any supplemental indenture or (c) which is subordinated to indebtedness of the Company to substantially the same extent as, or to a greater extent than, the Notes are subordinated.

        Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term "general creditors" as used in the definition of "Company Senior Indebtedness" in the Subordinated Indenture will have the meaning as described in that rule or interpretation.

        If any bankruptcy proceeding of the Company shall occur, after we have paid in full all amounts owed on Company Senior Indebtedness, the holders of Notes together with the holders of any of our other indebtedness ranking pari passu in right of payment with the Notes will be entitled to receive from our remaining assets any principal of, or premium or interest on the Notes, and such other obligations due at that time before we make any payment or other distribution on account of any of our Capital Stock or obligations ranking junior to the Notes.

        If we make a payment or distribution to holders of the Notes before we have paid all of the Company Senior Indebtedness in full, then such holders of the Notes will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the Company Senior Indebtedness.

        Company Senior Indebtedness will continue to be Company Senior Indebtedness and entitled to the benefits of the subordination provisions of the Subordinated Indenture irrespective of any amendment, modification or waiver of any term of the Company Senior Indebtedness or extension or renewal of the Company Senior Indebtedness.

        The Subordinated Indenture places no limitation on the amount of senior or subordinated indebtedness that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior or subordinated indebtedness.

        The Notes will not be guaranteed by any of our subsidiaries or any third party. The Notes will therefore be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

        In addition, the Notes may be fully subordinate to interests held by the U.S. government in the event we enter into a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the "orderly liquidation authority" provisions of the Dodd-Frank Act.

Covenants

Merger, Consolidation or Sale of Assets

        We may not consolidate with or merge into, or sell, convey, transfer or lease all or substantially all our assets, including properties, to, any other person, unless:

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  either (i) the Company shall be the continuing entity, or (ii) the successor, transferee or lessee Person (if other than the Company) is a Person validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, executed and delivered by such Person prior to or simultaneously with such consolidation, merger, sale, conveyance, transfer or lease, the due and punctual payment of the principal of and interest and premium, if any, on all the Notes, according to their tenor, and the due and punctual performance and observance of all other obligations to the holders of the Notes and the Trustee to be performed or observed by us under the Subordinated Indenture; and

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  immediately after giving effect to the transaction, no Default or Event of Default under the Subordinated Indenture shall have occurred and be continuing.

        Upon any such consolidation or merger, or sale, conveyance, transfer or lease in accordance with the Subordinated Indenture, the successor Person formed, or into which we are merged or to which such sale, conveyance, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, us under the Subordinated Indenture with the same effect as if such successor Person had been named as a party thereto, and thereafter, except in the case of a lease, we shall be relieved of all obligations and covenants under the Subordinated Indenture and the Notes, and from time to time such Person may exercise each and every right and power of us under the Subordinated Indenture, in our name, or in its own name; and any act or proceeding by any provision of the Subordinated Indenture required or permitted to be done by our board of directors or any of our officers may be done with like force and effect by the like board or officer of any entity that shall at the time be our successor thereunder. In the event of any such sale or conveyance, but not any such lease, we (or any successor entity which shall theretofore have become such in the manner described in the Subordinated Indenture) shall be discharged from all obligations and covenants under the Subordinated Indenture and the Notes and may thereupon be dissolved and liquidated.

        This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in the Subordinated Indenture providing for a put or increased interest or that would otherwise afford holders of the Notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

        Although there is a limited body of case law interpreting the phrase "substantially all" and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person "substantially all."

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

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  a merger of BankUnited with an Affiliate solely for the purpose of reincorporating BankUnited in another jurisdiction; or

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  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among BankUnited and its Subsidiaries.

Reporting

        The Company shall file with the Trustee and the SEC, and transmit to holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be deemed to have been filed with the Trustee on the date such information, documents or reports are publicly available through the Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval system.

Amendment, Supplement and Waiver

        Except as provided in the succeeding paragraphs, the Notes and the Subordinated Indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Subordinated Indenture or the Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then-outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of each holder of Notes, an amendment, supplement, or waiver may not (with respect to any Notes held by a non-consenting holder):

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  reduce the principal amount of Notes whose holders must consent to an amendment, supplement, or waiver;

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  reduce the principal of or change the fixed maturity of any Notes or reduce the redemption price of any Notes;

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  reduce the rate of or change the time for payment of interest, including default interest, on any Notes;

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  waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the Notes (except, to the extent applicable, a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then-outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

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  make the Notes payable in money other than U.S. dollars;

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  impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to the Notes; or

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  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of Notes, BankUnited and the Trustee may amend or supplement the Subordinated Indenture and the Notes:

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  to cure any ambiguity, defect, or inconsistency;

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  to provide for uncertificated Notes in addition to or in place of certificated Notes or to provide for the issuance of bearer notes (with or without coupons);

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  to add to the covenants of BankUnited for the benefit of the holders of Notes or surrender any right or power conferred upon BankUnited in the Subordinated Indenture or the Notes;

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  to add additional events of default for the benefit of the holders of Notes;

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  to provide any security for, or add any additional obligors on, the Notes;

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  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Notes, and add to or change any provision as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

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  to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Notes may be listed or traded;

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  to supplement any provision to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes in accordance with the Subordinated Indenture, provided that such action shall not adversely affect the interest of the holders of the Notes in any material respect;

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  to provide for the assumption of BankUnited's obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of BankUnited's assets;

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  to make any change that would provide any additional rights or benefits to the holders of Notes, increase the interest rate applicable to Notes, or that does not adversely affect in any material respect the legal rights under the Subordinated Indenture of any such holder;

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  to comply with requirements of the SEC in order to effect or maintain the qualification of the Subordinated Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act");

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  to conform the text of the Subordinated Indenture or the Notes to any provision of this "Description of Notes"; and

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  to provide for the issuance of Additional Notes in accordance with the limitations, if any, set forth in the Subordinated Indenture as of the date thereof.

        The consent of the holders of Notes is not necessary under the Subordinated Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

Satisfaction and Discharge; Defeasance and Covenant Defeasance

        The Subordinated Indenture will cease to be of further effect as to all Notes, when:

  (1)
  either:

  (a)
  all Notes theretofore authenticated and delivered (other than Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the Indenture and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from trust, have been delivered to the Trustee for cancellation; or

  (b)
  all Notes that have not been delivered to the Trustee for cancellation have become due and payable, or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of BankUnited, and BankUnited has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose an amount in cash in U.S. dollars sufficient to pay and discharge the entire indebtedness on such Notes for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  BankUnited paid or caused to be paid all sums payable by it under the Subordinated Indenture with respect to the Notes; and

  (3)
  BankUnited has delivered to the Trustee an officer's certificate and an opinion of counsel each stating that all conditions precedent in the Indenture relating to the satisfaction and discharge of the Subordinated Indenture with respect to the Notes have been complied with.

        The Subordinated Indenture will also provide that we may elect either (1) to be discharged from our obligations with respect to the Notes (except for, among other things, obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) ("legal defeasance") or (2) to be released from our obligations to comply with the covenants described under "Covenants—Reporting" and "—Merger, Consolidation or Sale of Assets") ("covenant defeasance"). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (1) the irrevocable deposit by us with the trustee, in trust for the benefit of the holders of the Notes, of an amount in U.S. dollars, or U.S. government obligations, or both, which through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on the Notes on the scheduled due dates therefor and, if the notes are to be called for redemption, to pay and discharge the redemption price, and (2) delivery to the Trustee of an opinion of counsel to the effect that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, and, in the case of legal defeasance only, such opinion shall be based upon a ruling to that effect received by the Company from or published by the Internal Revenue Service or a change in the applicable federal income tax law after the original issue date of the Notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

        The Subordinated Indenture will provide that no recourse shall be had for the payment of the principal of, or the premium, if any, or interest on, any Note or for any claim based thereon or otherwise in respect thereof or of the debt represented thereby, or upon any obligation, covenant or agreement of the Subordinated Indenture, against any incorporator, stockholder, officer or director, as such, past, present or future, of BankUnited or of any successor corporation, either directly or through BankUnited or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise. The Subordinated Indenture and the Notes are solely corporate obligations, and no personal liability whatsoever will attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future, of BankUnited or of any successor corporation, either directly or through BankUnited or any successor corporation, because of the incurring of the debt authorized by the Subordinated Indenture or under or by reason of any of the obligations, covenants, promises or agreements contained in the Subordinated Indenture or in any of the Notes, or implied therefrom. Any liability of that character against every such incorporator, stockholder, officer and director will be, by the acceptance of the Notes and as a condition of, and as part of the consideration for, the execution of the Subordinated Indenture and the issue of the Notes, expressly waived and released.

Concerning the Trustee

        From time to time, we and some of our Subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Additionally, we maintain banking relationships with U.S. Bank National Association and its Affiliates in the ordinary course of business. These banking relationships include correspondent banking and custodial services.

        If the Trustee becomes a creditor of BankUnited, the Subordinated Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. If the Trustee resigns, we would be required to appoint a successor trustee.

        The holders of a majority in principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred by the Subordinated Indenture upon the Trustee with respect to the Notes, subject to certain exceptions. The Subordinated Indenture will provide that, where an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the same degree of care and skill in their exercise as a prudent person would exercise or use in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense in connection with such exercise.

Tier 2 Capital

        The Notes are intended to qualify as Tier 2 capital under the capital adequacy rules established by the Federal Reserve for bank holding companies, as the same may be amended or supplemented from time to time. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

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  be unsecured;

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  have a minimum original maturity of at least five years;

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  be subordinated to our depositors and general creditors;

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  not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation, or similar proceedings of a bank holding company or a major bank subsidiary;

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  only be callable after a minimum of five years following issuance, except upon the occurrence of a "Tax Event," a "Tier 2 Capital Event" or a "1940 Act Event" (as such terms are defined in the Subordinated Indenture), and, in any case, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve; and

unless the Federal Reserve authorizes us to do otherwise in writing, not be redeemed or repurchased unless they are replaced with an equivalent amount of other Tier 2 capital instruments or we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.

Certain Definitions

        Set forth below are certain defined terms used in the Subordinated Indenture. Reference is made to the Subordinated Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Affiliate," with respect to any specified Person, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Bankruptcy Law" means title 11, U.S. Code or any similar federal or state law for the relief of debtors.

        "Bankruptcy Custodian" means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interests in (however designated), equity of such Person, including preferred stock, but excluding any debt securities convertible into such equity.

        "Default" means any Event of Default or events which, after notice or lapse of time or both would become, an Event of Default.

        "Issue Date" means the date on which the Notes are first issued.

        "Person" means any individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof or other entity.

        "SEC" means the U.S. Securities and Exchange Commission, as constituted from time to time.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Notices

        For so long as the Notes are global notes held by DTC, any notices required to be given to the holders of the notes will be given to DTC pursuant to DTC's procedures.

Book-entry, Delivery and Form

  General

        The Notes will be issued on the issue date therefor only against payment in immediately available funds.

        The Notes offered hereby initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive, fully registered form without interest coupons, which we refer to as the "global notes."

        The global notes will be deposited upon issuance with the trustee as custodian for DTC in the United States, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System ("Euroclear") or Clearstream Banking, S.A. ("Clearstream")), as described below under "—Depositary procedures."

        Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under "—Exchange of Book-entry Notes for Certificated Notes."

        Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

  Depositary procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

        Neither we nor the trustee take any responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters. DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as "participants," and facilitate the clearance and settlement of transactions in those securities between DTC's participants through electronic book-entry changes in accounts of its participants. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as "indirect participants."

        Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC's records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC's participants and indirect participants.

        Pursuant to procedures established by DTC:

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  upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

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  ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC's participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

        Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are participants or indirect participants in such system. Euroclear and Clearstream will hold interests in the notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the notes in customers' securities accounts in the depositaries' names on the books of DTC.

        All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some jurisdictions require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see "—Exchange of Book-entry Notes for Certificated Notes."

        Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any of our or the trustee's respective agents has or will have any responsibility or liability for:

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  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

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  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us.

        None of us or the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. None of us or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.

Exchange of Book-entry Notes for Certificated Notes

        The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

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  DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 or any other applicable statute or regulation and, in each case, a successor depositary is not appointed by us within 90 days of such notice;

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  the Company determines to make such global notes so exchangeable; or

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  there shall have occurred and be continuing an event of default with respect to the notes.

        In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same-day Settlement and Payment

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase and holding of the Notes by (i) employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) plans, individual retirement accounts, and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), (iii) plans subject to any federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of ERISA or the Code, which we collectively refer to as "Similar Laws," and (iv) entities whose underlying assets are considered to include "plan assets" of such employee benefit plans, plans, accounts, or arrangements (each of which we call a "Plan").

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

        Each fiduciary of a Plan should consider the fiduciary standards of ERISA, the Code or any other applicable Similar Laws in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws and would be consistent with the documents and instruments governing the Plan. In addition, a fiduciary of a Plan should consult with its counsel in order to determine if the investment satisfies the fiduciary's duties to the Plan, including, without limitation, the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code, and any other applicable Similar Laws.

        Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions (which we call "ERISA Plans") from engaging in certain transactions involving "plan assets" with persons that are "parties in interest" under ERISA or "disqualified persons" under Section 4975 of the Code with respect to the ERISA Plans, unless an exemption is available. A violation of these "prohibited transaction" rules by a party in interest or a disqualified person may result in an excise tax and other penalties and liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

        Unless the Notes are acquired and are held in accordance with an applicable statutory, class, or individual prohibited transaction exemption, a direct or indirect prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the Notes were acquired by an ERISA Plan with respect to which we, any underwriter or any of our or their affiliates is a party in interest or a disqualified person. For example, if any underwriter is or we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or, in our case, by reason of our ownership of our subsidiaries), the purchase of any Notes by an ERISA Plan could result in a sale or exchange between any plan and a party in interest or a disqualified person that is prohibited by Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code, unless exemptive relief were available under an applicable exemption (see below).

        The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the Notes. Those class exemptions include:

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  PTCE 96-23—for certain transactions managed by in-house asset managers;

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  PTCE 95-60—for certain transactions involving insurance company general accounts;

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  PTCE 91-38—for certain transactions involving bank collective investment funds;

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  PTCE 90-1—for certain transactions involving insurance company pooled separate accounts; and

  •
  PTCE 84-14—for certain transactions determined or effected by independent qualified professional asset managers.

        In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for transactions between a Plan and a party in interest or disqualified person, provided that the party in interest is not a fiduciary (or an affiliate) who has or exercises any discretionary authority or control with respect to the investment of the ERISA Plan assets involved in the transaction or renders investment advice with respect to those assets, and is a party in interest or disqualified person solely by reason of being a service provider to the ERISA Plan or having a relationship to a service provider to the ERISA Plan, and provided, further, that the ERISA Plan pays no more than adequate consideration in connection with the transaction (the so-called "service provider exemption"). Each of these exemptions contains conditions and limitations on its application. No assurance can be made that all of the conditions of any such exemptions will be satisfied, or that any such exemptions will be available, with respect to transactions involving the Notes. Therefore, each person that is considering acquiring or holding the Notes in reliance on an exemption should carefully review and consult with its legal advisors to confirm that it is applicable to the purchase and holding of the Notes.

        Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding, or disposition of the Notes by a Plan, the Notes may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding, and disposition of the Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Laws. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that either:

  •
  it is not a Plan and is not purchasing the Notes or interest in the Notes on behalf of or with the assets of any Plan; or

  •
  its purchase, holding, and disposition of the Notes or interest in the Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of the provisions of any Similar Laws.

        Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, any person considering the purchase of the Notes on behalf of or with the assets of any Plan should consult with its counsel regarding the consequences under ERISA, the Code, and any applicable Similar Laws of the acquisition, ownership, and disposition of the Notes, whether any exemption would be applicable under any of the PTCEs listed above, the service provider exemption or any other applicable exemption, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the Notes by the Plan are entitled to full exemptive relief thereunder.

        Nothing herein shall be construed as, and the sale of the Notes to a Plan is in no respect, a representation by us or the underwriters that any investment in the Notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan. Neither we, nor any underwriter, nor any of our or their respective affiliates is making an investment recommendation or providing investment advice on which a Plan or the fiduciary making the investment decision for such Plan has relied in connection with the decision to acquire the Notes, and none of us is acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan's acquisition of any Notes. Any purchaser or holder of Notes or any interest in the Notes that is a Plan will be deemed to have represented that the Plan fiduciary making the decision to acquire such Notes is exercising its own independent judgment in evaluating the investment in the Notes. The foregoing discussion is merely a summary and should not be construed as legal advice or as complete in all relevant respects.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income tax considerations applicable to U.S. holders and non-U.S. holders (each as defined below) with respect to the ownership and disposition of Notes acquired in this offering, but it does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders that acquire Notes in the initial offering at their original "issue price" and hold them as "capital assets" within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the Notes. This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and published positions of the Internal Revenue Service (the "IRS"), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

        This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, grantor trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a "functional currency" other than the U.S. dollar, holders who hold Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, "controlled foreign corporations," "passive foreign investment companies," and persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address the tax consequences of the ownership and disposition of the Notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). Prospective investors should consult with their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the Notes, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. income tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in any partnership holding Notes should consult their own tax advisors regarding the tax consequences of the ownership and disposition of Notes.

        THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR

TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME TAX LAWS OR ANY TAX TREATY.

        The terms of the Notes provide for payments by us prior to their scheduled payment dates under certain circumstances. The possibility of such payments may implicate special rules under Treasury Regulations governing "contingent payment debt instruments." According to those Treasury Regulations, the possibility that such payments of accelerated amounts will be made will not affect the amount of income a holder recognizes in advance of the payment of such accelerated amounts if there is only a remote chance as of the date the Notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments will be made is remote within the meaning of the applicable Treasury Regulations. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. In the event a contingency described above occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.

  U.S. Holders

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (a) if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

  Payments of Stated Interest

        It is anticipated, and this discussion assumes, that the issue price of the Notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury Regulations). Accordingly, stated interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.

  Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

        A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under "—Payments of Stated Interest") and (b) such U.S. holder's adjusted tax basis in the Note. A U.S. holder's adjusted tax basis in a Note generally will be equal to the amount that such U.S. holder paid for the Note. Any gain or loss recognized on a sale, exchange, redemption or other taxable disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. holder will have held the Note for a period of more than one year. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        Information reporting generally will apply to payments of interest on the Notes and to the proceeds of a sale or other taxable disposition of a Note paid to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) generally will apply to such payments if the U.S. holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder's correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or to otherwise establish an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

  Non-U.S. Holders

        For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of a Note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

  Payments of Stated Interest

        Subject to the discussion below under "—Information Reporting and Backup Withholding," payments of interest on the Notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax under the "portfolio interest exemption," provided that:

  •
  such interest is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the non-U.S. holder in the United States);

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and applicable Treasury Regulations;

  •
  the non-U.S. holder is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code; and

  •
  either (a) the beneficial owner of the Notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and providing its name and address or (b) a financial institution that holds the Notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner and provides the applicable withholding agent with a copy thereof.

        If a non-U.S. holder cannot satisfy the requirements of the "portfolio interest exemption" described above, payments of interest made to the non-U.S. holder generally will be subject to

U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or other applicable IRS form). In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a non-U.S. holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS form). Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

        Interest paid to a non-U.S. holder that is effectively connected with such non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis and at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its "effectively connected earnings and profits" for the taxable year, subject to certain adjustments.

  Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

        Subject to the discussion below under "—Information Reporting and Backup Withholding," except with respect to accrued and unpaid interest (which will be treated as described above under "—Non-U.S. Holders—Payments of Stated Interest"), a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of a Note unless:

  •
  such gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its "effectively connected earnings and profits" for the taxable year, subject to certain adjustments.

        Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

  Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS and to each non-U.S. holder the amount of interest paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

        U.S. backup withholding tax (currently, at a rate of 24% for payments made before January 1, 2026) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.

        Under Treasury Regulations, the payment of proceeds from the disposition of a Note by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder's non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of Notes by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder's non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a U.S. person.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

UNDERWRITING

        Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom BofA Securities, Inc., J.P. Morgan Securities LLC and Piper Sandler & Co. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below:

Underwriter	Principal Amount of the Notes
BofA Securities, Inc.	$128,571,000
J.P. Morgan Securities LLC	128,571,000
Piper Sandler & Co.	42,858,000

Total	$300,000,000

        The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

        The underwriters initially propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the Notes to certain dealers at prices that represent a concession not in excess of 0.420% of the principal amount of the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.280% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell Notes through certain of their affiliates.

        The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the Notes:

Paid by us
Per Note	0.700%
Total	$2,100,000

        Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $1,141,565.

        It is expected that delivery of the Notes will be made against payment therefor on or about June 11, 2020, which is the fifth business day following the date hereof (such settlement cycle being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes should consult their own advisors.

        We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

        The Notes are a new issue of securities, and there is currently no established trading market for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable.

        In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the prices of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

        The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA") or in the United Kingdom ("UK"). For these purposes, a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (b) a customer within the meaning of Directive (EU) 2016/97 (as amended, the "Insurance Distribution Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the "Prospectus Regulation"). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not to be considered a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are for distribution only to persons who (a) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (b) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (c) are outside the U.K., or (d) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended ("FSMA")) in connection with the issue or sale of any Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

        The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Korea

        The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. Furthermore, the purchaser of the Notes shall comply with all applicable regulatory requirements in connection with the purchase of the Notes.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than:

  (i)
  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA");

  (ii)
  to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or

  (iii)
  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (iv)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (v)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except:

  a.
  to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

  b.
  where no consideration is or will be given for the transfer;

  c.
  where the transfer is by operation of law;

  d.
  as specified in Section 276(7) of the SFA; or

  e.
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

        Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of

Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

        The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Taiwan

        The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

        In addition, we maintain an Internet website, www.bankunited.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, and proxy statements, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus supplement. All website addresses in this prospectus supplement are intended to be inactive textual references only.

        Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this prospectus supplement provided or approved by us and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the termination of the offering:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 28, 2020, including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2020, incorporated by reference therein;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 8, 2020; and

  •
  our Current Reports on Form 8-K, filed with the SEC on April 29, 2020 (solely with respect to Item 8.01) and May 19, 2020.

        Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at www.sec.gov. We will provide, upon written or oral request as described below, each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. That information is available from us without charge. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address:

BankUnited, Inc.
Attention: Investor Relations
14817 Oak Lane
Miami Lakes, FL 33016
(305) 569-2000

LEGAL MATTERS

        The validity of the securities offered hereby is being passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters related to the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

        The consolidated financial statements of BankUnited, Inc. and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference into the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

BankUnited, Inc.

Debt Securities
Preferred Stock
Common Stock
Warrants
Depositary Shares
Subscription Rights
Stock Purchase Contracts
Stock Purchase Units

        The securities of each class may be offered and sold from time to time by us and/or by one or more selling securityholders to be identified in the future. This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus.

        Our common stock is listed for trading on the New York Stock Exchange under the symbol "BKU." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Investing in our securities involves a high degree of risk. You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

        These securities are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25, 2018

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933 (the "Securities Act"). Under the automatic shelf process, we and/or any selling securityholders to be named in a prospectus supplement may offer and sell, from time to time, any combination of the securities described in this prospectus in one or more offerings. We will also be required to provide a prospectus supplement containing specific information about any selling securityholders and the terms on which our securities are being offered and sold. We may also add, update or change in a prospectus supplement information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable supplement, you should rely on the information in the applicable supplement.

        You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under "Where You Can Find More Information," and any free writing prospectus that we prepare and distribute. Neither we nor any selling securityholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus.

        We and/or any selling securityholders may only offer to sell, and seek offers to buy, our securities in jurisdictions where offers and sales are permitted.

        This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

        You should assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of the date of the applicable document or other date referred to in that document. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless we state otherwise or the context otherwise requires, references in this prospectus to "we," "our," "us" or the "Company" refer to BankUnited, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, prospectus and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.bankunited.com). The information on our website is not incorporated by reference into this prospectus.

 INCORPORATION BY REFERENCE

        The SEC allows "incorporation by reference" into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 1, 2018;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed on May 8, 2018 and August 7, 2018, respectively;

  •
  our Current Reports on Form 8-K filed on January 23, 2018, March 23, 2018, May 24, 2018, August 28, 2018, September 11, 2018 and October 24, 2018;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A, filed on April 6, 2018; and

  •
  the description of our common stock set forth in our registration statement on Form 8-A filed on January 18, 2011, including any amendments or reports filed for the purpose of updating such description.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

BankUnited, Inc.
Attention: Investor Relations
14817 Oak Lane
Miami Lakes, Florida 33016
(305) 231-6400

 FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company's current views with respect to, among other things, future events and financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are based on the historical performance of the Company or on the Company's current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations so contemplated will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company's operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, the Company's actual results may vary materially from those indicated in these statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risk factors described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE COMPANY

        BankUnited, Inc., with total consolidated assets of $31.5 billion at September 30, 2018, is the bank holding company of BankUnited, N.A. ("BankUnited"). BankUnited, a national banking association headquartered in Miami Lakes, Florida, provides a full range of banking services to individual and corporate customers through 86 banking centers located in 15 Florida counties and 5 banking centers in the New York metropolitan area. BankUnited also provides certain commercial lending and deposit products through national platforms. The Company has built, primarily through organic growth, a premier commercially focused regional bank with a long-term value oriented business model serving primarily small and medium sized businesses. We endeavor to provide, through our experienced lending and relationship banking teams,personalized customer service and offer a full range of traditional banking products and services to both our commercial and retail customers.

Corporate Information

        Our principal executive offices are located at 14817 Oak Lane, Miami Lakes, Florida 33016. Our telephone number is (305) 569-2000. Our website is www.bankunited.com. Information on, or accessible through, our website is not part of this prospectus.

USE OF PROCEEDS

        Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by any selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratios of earnings to fixed charges for each of the periods indicated.

	Nine Months Ended September 30,	Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (excluding interest on deposits)	4.90	5.38	5.29	6.60	7.96	8.81
Ratio of earnings to fixed charges (including interest on deposits)	2.21	2.54	2.69	3.06	3.55	4.14

        The historical ratios were prepared on a consolidated basis using amounts calculated in accordance with U.S. generally accepted accounting principles and reflect all consolidated earnings and fixed charges.

        The ratio of earnings to fixed charges was determined by dividing earnings available to cover fixed charges by total fixed charges. Earnings available to cover fixed charges consist of: (i) earnings from continuing operations before income tax provision and (ii) fixed charges. Total fixed charges, including interest on deposits, consist of: (i) interest expense on deposits, (ii) interest expense on short-term borrowings and long-term debt and (iii) an estimate of interest within rental expense. Total fixed charges, excluding interest on deposits, consist of: (i) interest expense on short-term borrowings and long-term debt and (ii) an estimate of interest within rental expense. As of the date of this prospectus, no shares of our preferred stock were issued and outstanding.

 DESCRIPTION OF DEBT SECURITIES

        We may offer debt securities in one or more series which may be senior or subordinated, secured or unsecured, and which may be convertible into another security.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to those debt securities will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will issue debt securities that will be senior unsecured debt under an indenture between us and U.S. Bank National Association, as trustee (the "senior indenture"), and debt securities that will be unsecured subordinated debt under an indenture between us and U.S. Bank National Association, as trustee (the "subordinated indenture"). This prospectus refers to the senior indenture and the subordinated indenture individually as the "indenture" and collectively as the "indentures." The term trustee refers to the trustee under each indenture, as appropriate. Copies or forms of the indentures are attached as exhibits to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the applicable indenture and those made a part of such indenture by the Trust Indenture Act of 1939 ("TIA"). You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of that series of debt securities. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. These terms may include, among others, the following:

  •
  the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

  •
  whether the debt securities will be senior or subordinated;

  •
  whether the debt securities will be secured or unsecured;

  •
  any applicable subordination provisions for any subordinated debt securities;

  •
  the maturity date(s) or method for determining same;

  •
  the interest rate(s) or the method for determining same;

  •
  the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash, additional securities or some combination thereof;

  •
  whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

  •
  if the debt securities are secured by any collateral, the terms and provisions of the collateral security, pledge or other agreements;

  •
  authorized denominations;

  •
  if other than the principal amount, the principal amount of debt securities payable upon acceleration;

  •
  place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

  •
  whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

  •
  amount of discount or premium, if any, with which such debt securities will be issued;

  •
  any additions to or changes in the covenants that apply to such debt securities;

  •
  any additions or changes in the defaults and events of default applicable to the particular or series of debt securities being issued;

  •
  the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

  •
  the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

  •
  our obligation or right to redeem, purchase or repay debt securities, including under a sinking fund, amortization or analogous provision;

  •
  any restriction or conditions on the transferability of the debt securities;

  •
  provisions granting special rights to holders of the debt securities upon occurrence of specified events;

  •
  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

  •
  additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

  •
  provisions relating to the modification of the applicable indenture both with and without the consent of holders of debt securities issued under such indenture and the execution of supplemental indentures for such series; and

  •
  any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the applicable indenture with respect to such series debt securities).

General

        We may sell the debt securities, including original issue discount securities, at par or at a discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of any other debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

        We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in the applicable prospectus supplement.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S. $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the applicable indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indentures and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

 DESCRIPTION OF COMMON STOCK

        The following description includes summaries of the material terms of our amended and restated certificate of incorporation, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law (the "DGCL"). For more information on how you can obtain our amended and restated certificate of incorporation and our amended and restated by-laws, see "Where You Can Find More Information." We urge you to read our amended and restated certificate of incorporation and our amended and restated by-laws in their entirety.

General

        Our amended and restated certificate of incorporation authorizes us to issue up to 400,000,000 shares of common stock, $0.01 par value per share.

        At September 30, 2018, there were 103,793,325 shares of our common stock outstanding.

Voting Rights

        Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the holders of our common stock, voting together as a single class, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

        Subject to the prior rights of holders of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors.

Liquidation

        Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Certain Anti-Takeover Considerations

        The following sets forth certain provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated by-laws. Banking laws also impose notice approval and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution. For additional information, see "Business-Regulation and Supervision-Notice and Approval Requirements Related to Control" in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2017.

  Advance Notification Requirements

        Our amended and restated certificate of incorporation and amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

  Stockholder Meetings

        Our amended and restated certificate of incorporation and amended and restated by-laws provide that special meetings of the stockholders may be called for any purpose or purposes at any time by

(i) a majority of our board of directors, (ii) our Chief Executive Officer or President or (iii) a holder, or a group of holders, of capital stock holding 25.0% or more of the votes entitled to be cast by shares of our outstanding capital stock entitled to vote generally in the election of directors.

  No Action by Stockholders Without a Meeting

        Our amended and restated certificate of incorporation and amended and restated by-laws provide that stockholders are not entitled to act by written consent.

  Amendments to our Amended and Restated By-Laws

        Our board of directors, by the affirmative vote of at least a majority of the board of directors, has the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the by-laws. The by-laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of outstanding capital stock entitled to vote thereon, subject to a specified exception relating to indemnification and advancement of expenses.

  No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless an entity's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated by-laws do not provide for cumulative voting in the election of directors.

  Director Removal

        Subject to applicable law and the rights, if any, of the holders of shares of preferred stock then outstanding, any director may be removed from office at any time by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

  "Blank Check" Preferred Stock

        Our amended and restated certificate of incorporation and amended and restated by-laws authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors.

  Section 203

        We have elected to "opt out" of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge, or other disposition of 10.0% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15.0% or more of the outstanding voting stock of the corporation.

        A Delaware corporation may "opt out" of Section 203 with an expressed provision in its original certificate of incorporation or an expressed provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation's outstanding voting shares.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "BKU."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

 DESCRIPTION OF PREFERRED STOCK

        Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

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  restricting dividends with respect to our common stock;

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  diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

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  impairing the liquidation rights of our common stock; or

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  delaying or preventing a change of control of us.

        Our amended and restated certificate of incorporation authorizes us to issue up to 100,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, no shares of our preferred stock were issued and outstanding. The prospectus supplement relating to a series of preferred stock we offer will include specific terms of such series. These terms will include some or all of the following:

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  the title and stated value of the preferred stock;

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  the aggregate number of shares of preferred stock offered;

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  the offering price or prices of the preferred stock;

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  the dividend rate or rates or method of calculation, the dividend period, and the dates dividends will be payable;

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  whether dividends are cumulative or noncumulative, and, if cumulative, the date the dividends will begin to cumulate;

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  the dividend and liquidation preference rights of the preferred stock relative to any existing or future series of our preferred stock;

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  the dates the preferred stock become subject to redemption at our option, and any redemption terms;

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  any redemption or sinking fund provisions, including any restriction on the repurchase or redemption of the preferred stock while there is an arrearage in the payment of dividends;

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  whether the preferred stock will be issued in other than book-entry form;

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  whether the preferred stock will be listed on any securities exchange;

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  any rights on the part of the stockholder or us to convert the preferred stock into shares of our common stock or any other security; and

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  any additional voting, liquidation, preemptive, and other rights, preferences, privileges, limitations, and restrictions.

        The description in the applicable prospectus supplement of any series of preferred stock that we may offer will not necessarily be complete and will be qualified in its entirety by reference to our amended and restated certificate of incorporation and the respective certificates of designations for each series of our preferred stock, which will be filed with the SEC.

 DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. Any warrants we issue will be under one or more warrant agreements between us and a warrant agent named in the applicable prospectus supplement.

        The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms may include:

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  the title of the warrants;

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  the aggregate number of warrants offered;

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  the designation, number and terms of the debt securities, preferred stock, common stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

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  the exercise price of the warrants;

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  the dates or periods during which the warrants are exercisable;

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  the designation and terms of any securities with which the warrants are issued;

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  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

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  if the exercise price is not payable in United States dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

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  any minimum or maximum amount of warrants that may be exercised at any one time;

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  any terms relating to the modification of the warrants;

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  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

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  any other specific terms of the warrants.

        The description in the applicable prospectus supplement of any warrants that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF DEPOSITARY SHARES

        We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a particular series of preferred stock. If we issue depositary shares, the applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement, which may supersede any general terms outlined in this section.

        We will deposit shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, that we will select as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

        The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

        The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

        If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

        Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Withdrawal of Preferred Stock

        Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock.

        Holders of such whole shares of preferred stock, however, will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

        Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

        We will agree to take all reasonable action requested by the preferred stock depositary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement automatically terminates if:

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  all outstanding depositary shares have been redeemed;

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  each share of preferred stock has been converted into or exchanged for common stock; or

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  a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

        The deposit agreement may be terminated by us at any time and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

        No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than us, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

        The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred stock depositary will forward all reports and communications from us that are delivered to the preferred stock depositary and that we are required to furnish to the holders of the deposited preferred stock.

        Neither we nor the preferred stock depositary will be liable if the preferred stock depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder. Neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

        The description in the applicable prospectus supplement of any depositary shares that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable deposit agreement, which will be filed with the SEC.

 DESCRIPTION OF SUBSCRIPTION RIGHTS

        We may issue rights to purchase debt securities, preferred stock, common stock or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

        The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, which may include:

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  the price, if any, per right;

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  the exercise price payable for debt securities, preferred stock, common stock, or other securities upon the exercise of the rights;

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  the number of rights issued or to be issued to each stockholder;

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  the number and terms of debt securities, preferred stock, common stock, or other securities which may be purchased per right;

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  the extent to which the rights are transferable;

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  any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;

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  the date on which the holder's ability to exercise the rights shall commence, and the date on which the rights shall expire;

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  the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and

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  if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

        The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

 DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and any combination of debt securities, shares of our common stock or preferred stock or depositary shares. The stock purchase units may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase units also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units or vice versa, and those payments may be unsecured or pre-funded on some basis.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC.

SELLING SECURITYHOLDERS

        Information regarding the beneficial ownership of our securities by any selling securityholders, the number of securities being offered by such selling securityholders and the number of securities beneficially owned by such selling securityholders after the applicable offering, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference herein.

 LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, Wachtell, Lipton, Rosen & Katz, New York, New York will provide opinions regarding the authorization and, if applicable, validity of the securities. Wachtell, Lipton, Rosen & Katz may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

        The consolidated financial statements of BankUnited, Inc. and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$300,000,000

5.125% Subordinated Notes due 2030

PROSPECTUS SUPPLEMENT

BofA Securities	J.P. Morgan
Piper Sandler

June 4, 2020